Exhibit (a)(7)
                                                              To the Schedule TO

CONTACTS:      Media Contact:                Investor/Financial Analyst Contact:
               Ashley Vandiver               Heidi Reiter
               Internet Security Systems     Internet Security Systems
               404-236-2796                  404-236-4053
               avandiver@iss.net             hreiter@iss.net

FOR IMMEDIATE RELEASE

      Internet Security Systems Offers Option Exchange Program to Eligible
                                    Employees

ATLANTA -- October 29, 2003 -- Internet Security Systems, Inc. (ISS) (Nasdaq:
ISSX) today announced a voluntary option exchange program. The program is intended to reduce the number of outstanding options, while increasing long-term employee retention. The terms of the program include:

        o Stock options with exercise prices exceeding $30 per share are eligible. ISS stock closing price on the Nasdaq National Market on October 28, 2003 was $17.06 per share. The approximately 1.45 million option shares eligible under the exchange program have exercise prices between $30 and $83 per share.
        o The exercise price per share for new options will be priced at the Nasdaq National Market closing price approximately six months and a day after the cancellation of old options. The grant date of new options is currently expected to be May 27, 2004.
        o Old options will be exchanged at the rate of 2.5 old option shares for one new option share (2.5:1, old:new).
        o New options will be subject to a new three year vesting period, regardless of whether old options were vested. New options will vest in equal quarterly installments beginning three months after the grant date of the new options.

     "We are delighted to have the opportunity to offer this program to our valued employees who make this company a success," said Tom Noonan, president, chairman and chief executive officer of Internet Security Systems, Inc. "This program is intended to rebalance this important equity incentive for employee motivation and retention, while being responsive to shareholder interests."

     About 600 ISS employees worldwide are eligible to participate in the option exchange program. ISS' directors and five most senior executive officers, including the chief executive officer, are not eligible to participate in the program. The terms and conditions of the exchange offer are more throughly described in ISS' Schedule TO filed with the Securities and Exchange Commission today.

About Internet Security Systems, Inc.

        Internet Security Systems is the trusted expert to global enterprises and world governments providing products and services that protect against Internet threats. An established world leader in security since 1994, ISS delivers proven cost efficiencies and reduces regulatory and business risk across the enterprise for more than 11,000 customers worldwide. ISS products and services are based on the proactive security intelligence conducted by ISS' X-Force(TM) research and development team - the unequivocal world authority in vulnerability and threat research. Headquartered in Atlanta, Internet Security Systems has additional operations throughout the Americas, Asia, Australia, Europe and the Middle East. For more information, visit the Internet Security Systems Web site at www.iss.net or call 800-776-2362.

                                      # # #

Forward-Looking Statements

This release, other than historical information, includes forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements include statements regarding the timing and conclusion of the exchange program. The risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: changes in the expected timing of the exchange program; modification or cancellation of the exchange program; accounting rule changes; and other risks that are described in ISS' Schedule TO filed today with the Securities and Exchange Commission. Additional risks are also discussed in ISS' periodic filings with the Securities and Exchange Commission, including ISS' 2002 Annual Report on Form 10-K and June 30, 2003 Quarterly Report on Form 10-Q. These filings can be obtained either by contacting ISS Investor Relations or through ISS' Web site at www.iss.net or the Securities and Exchange Commission's Web site at http://www.sec.gov.

Internet Security Systems is a trademark of Internet Security Systems, Inc.